Exhibit 99.1

Company Contacts:

Scott Settersten

Chief Financial Officer

(630) 410-4807

Laurel Lefebvre

Vice President, Investor Relations

(630) 410-5230

Media Contact:

DKC

Juliet Horn

(917) 701-7136

ULTA BEAUTY ANNOUNCES FIRST QUARTER 2014 RESULTS

Total Sales Increased 22.5%

Comparable Store Sales Increased 8.7%

Diluted EPS Increased 18.5% to $0.77

Bolingbrook, IL – June 10, 2014 – Ulta Beauty [NASDAQ:ULTA] today announced financial results for the thirteen week period ended May 3, 2014 (“First Quarter”), which compares to the same period ended May 4, 2013.

“Ulta Beauty delivered strong sales and earnings growth in the first quarter,” said Mary Dillon, Chief Executive Officer. “The team’s accomplishments included improving retail transactions which turned positive, driving continued momentum in our online business, successfully rolling out new brands, completing a smooth conversion of our loyalty program members onto one platform, and managing inventory very well.”

For the First Quarter:

•	Net sales increased 22.5% to $713.8 million from $582.7 million in the first quarter of fiscal 2013;

•	Comparable store sales (sales for stores open at least 14 months and e-commerce sales) increased 8.7%, compared to an increase of 6.7% in the first quarter of fiscal 2013;

•	E-commerce comparable sales grew 72.3%, representing 190 basis points of the total company comparable sales increase of 8.7%;

•	Gross profit decreased 50 basis points to 34.5% from 35.0% in the first quarter of fiscal 2013, primarily driven by product and channel mix shifts, converting the remaining 50% of the loyalty program members to the ULTAmate Rewards program, and deleverage of fixed store costs resulting from a large number of new stores in the portfolio;

•	Selling, general and administrative (SG&A) expense as a percentage of net sales was equal to first quarter of fiscal 2013 at 22.8%;

•	Preopening expenses decreased to $2.6 million, compared to $3.2 million in the first quarter of fiscal 2013. Real estate activity in the first quarter included 21 new stores compared to 28 new stores in the first quarter of fiscal 2013;

•	Operating income increased 19.5% to $80.9 million, or 11.3% of net sales, compared to $67.7 million, or 11.6% of net sales, in the first quarter of fiscal 2013;

•	Net income increased 19.4% to $50.0 million compared to $41.8 million in the first quarter of fiscal 2013; and

•	Income per diluted share increased 18.5% to $0.77 compared to $0.65 in the first quarter of fiscal 2013.

Balance Sheet and Cash Flow

Merchandise inventories at the end of the first quarter totaled $531.4 million, compared to $442.1 million at the end of the first quarter of fiscal 2013, representing an increase of $89.3 million. Average inventory per store declined 50 basis points compared to prior year. The increase in total inventory was primarily due to the 120 net new stores opened since May 4, 2013.

Store Expansion

During the first quarter, the Company opened 21 stores located in Albany, GA; Corvallis, OR; Cranberry Township, PA; Deerfield Beach, FL; Falls Church, VA; Fort Wayne, IN; Fresno, CA; Harrisburg, PA; Holyoke, MA; Los Angeles, CA; Morrisville, NC; North Little Rock, AR; Orem, UT; Overland Park, KS; Pittsfield, MA; Port Richey, FL; Slidell, LA; Southgate, CA; St. Augustine, FL; Vero Beach, FL and Wauwatosa, WI. The Company ended the first quarter with 696 stores and square footage of 7,375,270, which represents a 20% increase in square footage compared to the first quarter of fiscal 2013.

Outlook

For the second quarter of fiscal 2014, the Company currently expects net sales in the range of $706 million to $717 million, compared to actual net sales of $601.0 million in the second quarter of fiscal 2013. Comparable store sales for the second quarter of 2014 are expected to increase 5% to 7%. The Company reported a comparable store sales increase of 8.4% in the second quarter of 2013.

Income per diluted share for the second quarter of fiscal 2014 is estimated to be in the range of $0.78 to $0.83. This compares to income per diluted share for the second quarter of fiscal 2013 of $0.70.

The Company is reiterating its previously announced fiscal 2014 guidance. The Company plans to:

•	achieve comparable store sales growth of approximately 4% to 6%, including the impact of the e-commerce business;

•	expand square footage by 15% with the opening of 100 net new stores;

•	increase total sales in the mid-teens percentage range;

•	remodel 12 locations;

•	deliver earnings per share growth in the mid-teens percentage range;

•	incur capital expenditures of approximately $265 million in fiscal 2014, compared to $226 million in fiscal 2013; and

•	generate free cash flow in excess of $100 million.

Conference Call Information

A conference call to discuss first quarter results is scheduled for today, June 10, 2014, at 5:00 p.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 705-6003. The conference call will also be web-cast live at http://ir.ulta.com and remain available for 90 days. A replay of this call will be available until 11:59 p.m. (ET) on June 25, 2014 and can be accessed by dialing (877) 870-5176 and entering conference ID number 13583358.

About Ulta Beauty

Ulta Beauty is the largest beauty retailer that provides one-stop shopping for prestige, mass and salon products and salon services in the United States. Ulta Beauty provides affordable indulgence to its customers by combining unmatched product breadth, value and convenience with the distinctive environment and experience of a specialty retailer. Ulta Beauty offers a unique combination of over 20,000 prestige and mass beauty products across the categories of cosmetics, fragrance, haircare, skincare, bath and body products and salon styling tools, as well as salon haircare products. Ulta Beauty also offers a full-service salon in all of its stores. As of May 3, 2014, Ulta operates 696 retail stores across 46 states and also distributes its products through the Company’s website: www.ulta.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which reflect our current views with respect to, among other things, future events and financial performance. You can identify these forward-looking statements by the use of forward-looking words such as “outlook,” “believes,” “expects,” “plans,” “estimates,” or other comparable words. Any forward-looking statements contained in this press release are based upon our historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. Such forward-looking statements are subject to various risks and uncertainties, which include, without limitation: the impact of weakness in the economy; changes in the overall level of consumer spending; changes in the wholesale cost of our products; the possibility that we may be unable to compete effectively in our highly competitive markets; the possibility that our continued opening of new stores could strain our resources and have a material adverse effect on our business and financial performance; the possibility that new store openings and existing locations may be impacted by developer or co-tenant issues; the possibility that the capacity of our distribution and order fulfillment infrastructure may not be adequate to support our recent growth and expected future growth plans; the possibility of material disruptions to our information systems; weather conditions that could negatively impact sales; our ability to attract and retain key executive personnel; our ability to successfully execute and implement our common stock repurchase program; our ability to sustain our growth plans and successfully develop and implement our long-range financial and strategic plan; and other risk factors detailed in our public filings with the Securities and Exchange Commission (SEC), including risk factors contained in our Annual Report on Form 10-K for the fiscal year ended February 1, 2014. Our filings with the SEC are available at www.sec.gov. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibit 1

Ulta Salon, Cosmetics & Fragrance, Inc.

Consolidated Statements of Income

(In thousands, except per share amounts)

	13 Weeks Ended		13 Weeks Ended
	May 3, 2014		May 4, 2013
	(Unaudited)		(Unaudited)
Net sales	$713,770	100.0%	$582,712	100.0%
Cost of sales	467,817	65.5%	378,763	65.0%

Gross profit	245,953	34.5%	203,949	35.0%

Selling, general and administrative expense	162,443	22.8%	133,048	22.8%
Pre-opening expenses	2,629	0.4%	3,206	0.6%

Operating income	80,881	11.3%	67,695	11.6%
Interest income	(200)	0.0%	(24)	0.0%

Income before income taxes	81,081	11.4%	67,719	11.6%
Income tax expense	31,128	4.4%	25,893	4.4%

Net income	$49,953	7.0%	$41,826	7.2%

Net income per common share:
Basic	$0.78		$0.66
Diluted	$0.77		$0.65

Weighted average common shares outstanding:
Basic	64,273		63,842
Diluted	64,607		64,495

Exhibit 2

Ulta Salon, Cosmetics & Fragrance, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	May 3, 2014	February 1, 2014	May 4, 2013
	(Unaudited)		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$456,709	$419,476	$293,214
Receivables, net	26,722	47,049	29,925
Merchandise inventories, net	531,427	457,933	442,085
Prepaid expenses and other current assets	53,391	55,993	48,106
Deferred income taxes	22,241	22,246	15,285

Total current assets	1,090,490	1,002,697	828,615

Property and equipment, net	603,933	595,736	499,395
Deferred compensation plan assets	4,802	4,294	3,567

Total assets	$1,699,225	$1,602,727	$1,331,577

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$184,148	$148,282	$148,488
Accrued liabilities	90,343	103,180	78,847
Accrued income taxes	27,928	15,349	20,732

Total current liabilities	302,419	266,811	248,067

Deferred rent	264,679	261,630	220,003
Deferred income taxes	67,019	66,718	55,988
Other long-term liabilities	5,352	4,474	3,795

Total liabilities	639,469	599,633	527,853

Commitments and contingencies
Total stockholders’ equity	1,059,756	1,003,094	803,724

Total liabilities and stockholders’ equity	$1,699,225	$1,602,727	$1,331,577

Exhibit 3

Ulta Salon, Cosmetics & Fragrance, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	13 Weeks Ended
	May 3, 2014	May 4, 2013
	(Unaudited)
Operating activities
Net income	$49,953	$41,826
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	30,473	24,779
Deferred income taxes	306	99
Non-cash stock compensation charges	4,063	3,048
Excess tax benefits from stock-based compensation	(901)	(3,901)
Loss on disposal of property and equipment	874	1,577
Change in operating assets and liabilities:
Receivables	20,327	11,590
Merchandise inventories	(73,494)	(80,960)
Prepaid expenses and other current assets	2,602	2,346
Income taxes	13,480	14,579
Accounts payable	35,866	29,602
Accrued liabilities	(13,275)	(13,968)
Deferred rent	3,049	12,000
Other assets and liabilities	370	218

Net cash provided by operating activities	73,693	42,835

Investing activities
Purchases of property and equipment	(39,106)	(42,004)

Net cash used in investing activities	(39,106)	(42,004)

Financing activities
Repurchase of common shares	—	(37,337)
Excess tax benefits from stock-based compensation	901	3,901
Stock options exercised	2,998	5,416
Purchase of treasury shares	(1,253)	(72)

Net cash provided by (used in) financing activities	2,646	(28,092)

Net increase (decrease) in cash and cash equivalents	37,233	(27,261)
Cash and cash equivalents at beginning of period	419,476	320,475

Cash and cash equivalents at end of period	$456,709	$293,214

Exhibit 4

2014 Store Expansion

Fiscal 2014	Total stores open at beginning of the quarter	Number of stores opened during the quarter	Number of stores closed during the quarter	Total stores open at end of the quarter
1st Quarter	675	21	0	696

Fiscal 2014	Total gross square feet at beginning of the quarter	Gross square feet for stores opened or expanded during the quarter	Gross square feet for stores closed during the quarter	Total gross square feet at end of the quarter
1st Quarter	7,158,286	216,984	0	7,375,270